[Telemig               TELEMIG CELULAR PARTICIPACOES S.A.     [Thomson Financial
Celelar                                                        Logo]
Logo]

Joao Cox                    Leonardo Dias                          Isabel Vieira
Chief Financial Officer     Investor Relations Manager            Vice President
Jcox@telepart.com.br        Ldias@telepart.com.br          Isabel.vieira@tfn.com
(55 61) 429 - 5600          (55 61) 429 - 5673                    (212) 807-5110
                                                                  (212) 701-1812

[TMB              TELEMIG CELULAR PARTICIPACOES S.A. ANNOUNCES          [Bovespa
Logo]                      SENIOR MANAGEMENT CHANGES                     Logo]
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AT THE HOLDING COMPANY:
o   Appointment of Antonio dos Santos as new CEO
o   Reelection of Joao Cox as CFO

AT THE OPERATING COMPANY:
o   Appointment of Joao Cox as new CEO

Brasilia, August 30, 2002 - Telemig Celular Participacoes S.A. (BOVESPA: TMCP3 (Common)/TMCP4 (Preferred); NYSE: TMB), the holding company of the provider of cellular telecommunications services in the State of Minas Gerais, today announced the appointment of Antonio dos Santos as the new Chief Executive Officer for Telemig Celular Participacoes and Tele Norte Celular Participacoes.

The newly formed Board of Directors held its first meeting today. At this meeting, Barry Bystedt, the current CEO, offered the Board his resignation, which was accepted. Consequently, both companies' Board of Directors approved the appointment of Antonio dos Santos as the new CEO. The appointment will take effect immediately.

Mr. dos Santos had previously acted as CEO of the holding companies from January to April 2001 and has been part of the companies' management team since 1999. From April 2001 to the present, he has been the CEO of Telemig Celular and Tele Norte Celular's operating companies, a position he will relinquish to become CEO of the holding companies.

At the same Board of Directors Meeting, Joao Cox was reelected CFO of the holding companies by the Board, a position that he has held since April 1999.

Additionally, at the operating companies' Board of Directors Meeting held yesterday, August 29th, Mr. Cox was appointed CEO of both operating companies, replacing the former CEO, Antonio dos Santos. This will be effective immediately. As mentioned above, Mr. Cox has been with the companies since 1999, serving as the holding companies' CFO.


This press release contains forward-looking statements. Such statements are not statements of historical fact, and reflect the beliefs and expectations of the Company's management. The words "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "predicts," "projects" and "targets" and similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Known risks and uncertainties include those resulting from the short history of the Company's operations as an independent, private-sector, entity and the introduction of competition to the Brazilian telecommunications sector, as well as those relating to the cost and availability of financing, the performance of the Brazilian economy generally, the levels of exchange rates between Brazilian and foreign currencies and the Federal Government's telecommunications policy. Accordingly, the actual results of operations of the Company may be different from the Company's current expectations, and the reader should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them in light of new information or future developments.

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